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                                                                     EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Ventas, Inc. of our report dated January 22, 1999, included in the 1998 Annual Report to Shareholders of Ventas, Inc.

Our audit also included the financial statement schedule of Ventas, Inc. listed in Item 14. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                       /s/ Ernst & Young LLP
                                       ---------------------
                                       Ernst & Young LLP

Louisville, Kentucky
January 22, 1999